September 20, 2018

Summer Energy Holdings, Inc.

5847 San Felipe Street, Suite 3700

Houston, Texas 77057

 Re: Summer Energy Holdings, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Summer Energy Holdings, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (“Securities Act”), of (a) the issuance by the Company of up to an aggregate of 1,118,750 shares (“Shares”) of the Company’s common stock, $0.001 par value (“Common Stock”), authorized for issuance pursuant to the Company’s 2018 Stock Option and Stock Award Plan (the “Plan”) and (b) the offer and resale by the Selling Stockholders named in the prospectus included in the Registration Statement (the “Prospectus”) of up to 381,250 shares (the “Restricted Shares”) of Common Stock previously issued to the Selling Stockholders pursuant to the Plan.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Plan, (iii) the Articles of Incorporation of the Company, as amended, (iv) the Bylaws of the Company, as currently in effect, and (v) certain resolutions of the Board of Directors of the Company relating to the Plan and the filing of the Registration Statement.  We also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon the statements and representations of officers and other representatives of the Company and others and of public officials.

4847-7009-8028

We have also assumed that (a) all Restricted Shares issued and Shares to be issued pursuant to the Plan have been or will be issued in accordance with the terms of the Plan and any agreements thereunder governing the issuance of such Restricted Shares and Shares, (b) all such Restricted Shares and Shares have been or will be duly registered by the registrar for the Common Stock in the stock register maintained by such registrar and (c) each award agreement setting forth the terms of each grant of options exercisable for Shares or other award of Shares under the Plan is or will be consistent with the terms of the Plan, duly authorized, and if applicable, validly executed and delivered by the parties thereto, and that upon issuance of such Restricted Shares  and Shares  pursuant to  the  Plan,  certificates  representing  such shares  and conforming  to  the specimen thereof filed as an exhibit to the Registration Statement were or will be duly executed and delivered by one of the authorized officers of the Company’s duly appointed transfer agent and registrar for the Common Stock.

We are admitted to practice in the State of Utah, and are not admitted to practice in the State of Nevada. However, for the limited purposes of our opinion set forth above, we are generally familiar with the Nevada General Corporation Law (the “NGCL”) as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the laws of the State of Utah and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

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Based upon and subject to the foregoing, it is our opinion that (1) the Restricted Shares are validly issued, fully paid and non-assessable, and (2) the Shares have been duly authorized by the Company and, when and if the Shares have been awarded by the Board of Directors of the Company or a committee thereof and issued and paid for in accordance with the terms and conditions of the Plan and any applicable award agreement, the Shares will be validly issued and fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

KIRTON MCCONKIE, PC

/s/ Kirton McConkie, PC

4847-7009-8028